Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Forms S-8 Nos. 333-191992, 333-203097, 333-210185, 333-216388, 333-223292, and 333-229848) pertaining to the 2008 Stock Plan and 2013 Stock Incentive Plan of Veracyte, Inc.,

(2)	Registration Statement (Form S-8 No. 333-205206) pertaining to the Employee Stock Purchase Plan of Veracyte, Inc., and

(3)	Registration Statements (Forms S-3 Nos. 333-204368, 333-205204, 333-224576 and 333-231153, and Form S-3/ASR No. 333-231173) of Veracyte, Inc.;

of our report dated February 18, 2020, with respect to the Statement of Assets Acquired and Liabilities Assumed and related notes as of December 3, 2019, included in this Current Report on Form 8-K/A of Veracyte, Inc.

/s/ Ernst & Young, LLP

Redwood City, California
February 18, 2020